FIRST AMENDMENT TO PURCHASE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AGREEMENT (“Amendment”) is entered into as of January 5, 2012 (“Amendment Effective Date”), by and between FF REALTY LLC, a Delaware limited liability company (“Buyer”), and IMATION CORP., a Delaware corporation (“Seller”), with reference to the facts set forth in the Recitals below.

RECITALS

A.Buyer and Seller are parties to a Purchase Agreement dated October 5, 2011 (“Purchase Agreement”) for the purchase and sale of certain Property defined therein. The transaction contemplated by the Purchase Agreement is the subject of Escrow No. 11-61104361-LLH with Chicago Title Company (“Title Company”).
B.Buyer and Seller desire to amend the Purchase Agreement to extend the Property Approval Period, as more fully provided below in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby amend the Purchase Agreement as follows:
1.Property Approval Period. Notwithstanding any provision of Section 1.2(a) or any other provision of the Purchase Agreement to the contrary, the “Property Approval Period” is extended through and until 5:00 p.m. (Pacific time) on January 31, 2012.
2.Full Force and Effect. Except as specifically amended hereby, the Purchase Agreement is not amended and shall continue in full force and effect in accordance with its terms. Any capitalized term not otherwise defined herein shall have the same meaning as set forth in the Purchase Agreement. In the event of any conflict between the provisions of this Amendment and the provisions of the Purchase Agreement, the provisions of this Amendment shall control and be superseding.
3.Counterparts. This Amendment may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

BUYER:	SELLER:
FF Realty LLC, a Delaware limited liability company	IMATION CORP., a Delaware corporation
By: _____________________________ Name: ___________________________ Title: ____________________________	By: ___________________________ Name: _________________________ Title: ___________________________

ACKNOWLEDGED BY TITLE COMPANY
This __ day of January, 2012:

CHICAGO TITLE COMPANY

By:
Linda Hamilton,
Senior Escrow Officer